Exhibit 10.39

SLM Corporation 2012 Omnibus Incentive Plan

Restricted Stock Unit Term Sheet – Signing Award

Pursuant to the terms and conditions of the SLM Corporation 2012 Omnibus Incentive Plan (the “Plan”), the Compensation and Personnel Committee (the “Committee”) of the SLM Corporation Board of Directors (the “Board”) hereby grants to Raymond Quinlan (the “Grantee”) on January 21, 2014 (the “Grant Date”) an award (the “Award”) of 53,630 shares of Restricted Stock Units (“RSUs”), which represents the right to acquire shares of common stock of SLM Corporation (the “Corporation”) subject to the following terms and conditions (this “Agreement”):

1.	Vesting Schedule. Unless vested earlier as set forth below, 53,630 shares will vest, and will be converted into shares of common stock, in one-third increments on December 31, 2014, 2015 and 2016.

2.	Employment Termination; Death; Disability. Except as provided below, if the Grantee voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) for any reason or his employment is terminated by the Corporation for Misconduct, as determined by the Corporation in its sole discretion, he shall forfeit any portion of the Award that has not vested as of the date of such termination of employment.

If not previously vested, the Award will continue to vest, and will be converted into shares of common stock, on the original vesting terms and vesting dates set forth above in the event that (i) the Grantee’s employment is terminated by the Corporation for any reason other than for Misconduct (as defined below) or (ii) Grantee’s termination of employment qualifies as a Non-Separation Termination (as defined in Grantee’s offer letter dated January 15, 2014 (the “Offer Letter”)). For the avoidance of doubt and for purposes of this Agreement, if there are facts and circumstances demonstrably sufficient to constitute a Termination for Good Reason under Section 2.05 of the SLM Corporation Executive Severance Plan for Senior Officers (the “Severance Plan”), and Grantee terminates his employment, then such termination of employment shall be construed as a termination of Grantee’s employment by the Corporation for reasons other than for Misconduct.

If not previously vested, the Award will vest, and will be converted into shares of common stock, upon death or Disability (provided that such Disability qualifies as a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4)).

The Award shall be forfeited upon termination of employment due to Misconduct. “Misconduct” means (a) embezzlement, fraud, conviction of a felony crime, pleading guilty or nolo contendere to a felony crime or breach of fiduciary duty or deliberate disregard of the Corporation’s Code of Business Code; (b) personal dishonesty of Grantee materially injurious to the Corporation; (c) an unauthorized disclosure of any proprietary information; or (d) competing with the Corporation while employed by the Corporation or during the Restricted Period (as defined in the Severance Plan), in contravention of the non-competition and non-solicitation agreements substantially in the form provided in Exhibit C to the Severance Plan upon termination of employment.

Notwithstanding anything stated herein, the Plan or in the SLM Corporation Change in Control Severance Plan for Senior Officers, this Award shall not be subject to the terms set forth in the SLM Corporation Change in Control Severance Plan for Senior Officers.

Upon the Separation and Distribution, this Award shall convert into restricted stock units with respect to BankCo (as defined in the Offer Letter).

3.	Change in Control. Notwithstanding anything to the contrary in this Agreement:

a.	In the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, then any portion of the Award that is not vested shall become 100 percent vested; provided, however, the conversion of the accelerated portion of the RSUs into shares of common stock (i.e., the settlement of the Award) will nevertheless be made at the same time or times as if such RSUs had vested in accordance with the vesting schedule set forth in Section 1 or, if earlier, upon the termination of Grantee’s employment for reasons other than Misconduct.

b.	If Grantee’s employment shall terminate within twenty-four months following a Change in Control for any reason other than (i) by the Company for Misconduct, as determined by the Corporation in its sole discretion, or (ii) by Grantee’s voluntary termination of employment that is not a Termination of Employment for Good Reason, as defined in the Change in Control Severance Plan for Senior Officers (if applicable to the Grantee), any portion of the Award not previously vested shall immediately become vested, and shall be converted into shares of common stock, upon such employment termination.

4.	Taxes; Dividends. The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of the Corporation’s common stock (by approving this Agreement, the Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). Dividends declared on an unvested Award will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of the Corporation’s common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same vesting schedule to which the Award is subject. Upon vesting of any portion of the Award, the amount of Dividend Equivalents allocable to such Award (and any fractional share amount) will also vest and will be converted into shares of the Corporations’ common stock (provided that any fractional share amount shall be paid in cash).

5.	Section 409A. For purposes of section 409A of the Internal Revenue Code, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment. The parties intend that all RSUs provided under this Agreement and shares issuable hereunder comply with the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the RSUs is to be accelerated in connection with the Grantee’s termination of service, such accelerated RSUs will not be payable by virtue of such acceleration until and unless the Grantee has a “separation from service” within the meaning of Section Treasury Regulation 1-409A-1(h), as determined by the Corporation, in its sole discretion. Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if (x) any of the RSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the payment of such RSUs would result in the imposition of additional tax under Section 409A if paid to the Grantee on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the payment of any such RSUs otherwise payable to the Grantee during such six (6) month period will accrue and will not be made until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), the Grantee will receive all payments and benefits that would have been paid during such period in a single lump sum.

6.	Clawback Provision. Notwithstanding anything to the contrary herein, if the Board of Directors of the Corporation, or an appropriate committee thereof, determines that any material misstatement of financial results or a performance metric criteria has occurred as a result of the Grantee’s conduct or the Grantee has committed a material violation of corporate policy or has committed fraud or misconduct, then the Board or committee shall consider all factors, with particular scrutiny when one the top 20 members of management are involved, and the Board or such committee may in its sole discretion require reimbursement of any compensation resulting from the vesting of RSUs and the cancellation of any outstanding RSUs from the Grantee (whether or not such individual is currently employed by the Corporation) during the three-year period following the date the Board first learns of the violation, fraud or misconduct.

7.	Securities Law Compliance. The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any transfer or sale by the Grantee of any shares of the Corporation’s common stock, including without limitation (a) restrictions under an insider trading policy and (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the shares of the Corporation’s common stock. The sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.

8.	Data Privacy. As an essential term of this Award, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described herein for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. By accepting this Award, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of the Corporation’s common stock. Grantee acknowledges that Data may be held to implement, administer and manage the Grantee’s participation in the Plan as determined by the Corporation, and that Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Grantee’s consent may adversely affect Grantee’s ability to participate in the Plan.

9.	Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Grantee’s term of service with the Corporation (or its subsidiaries) and thereafter until withdrawn in writing by Grantee.

10.	Definitions. Capitalized terms not otherwise defined herein are defined in the Plan.

Signature

Date

SLM CORPORATION

BY:	Laurent C. Lutz
Executive Vice President, General Counsel and Secretary

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